Exhibit 10.11

December 29, 2008

Donald R. Dancer

Dear Don:

Reference is made to the letter dated March 6, 2008 from International Rectifier Corporation (the “Company”) to you regarding your compensation agreement and severance agreement (the “Compensation Agreement Letter”).

The purpose of this letter is to supplement the terms of the Compensation Agreement Letter to include terms and conditions designed to make any payments pursuant to the Offer Letter compliant with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”).

Your Compensation Agreement Letter is hereby modified as follows:

1.             Special Severance Payment.  Notwithstanding anything to the contrary in your Compensation Agreement Letter, you will only be entitled to receive the benefits described in paragraph 4 thereof if you execute and deliver (and do not revoke) a release agreement in the form set forth in paragraph 2(p) of your Severance Agreement (as such term is defined in your Compensation Agreement Letter) promptly but not later than fifty (50) days following your termination.  Except to the extent the specified employee provisions in Section 5 apply, any special severance payment shall be made on the sixtieth (60th) day following your separation from service.

2.             Gross-Up Payments.  Any gross-up payment due to you shall be made by the end of the taxable year following the taxable year in which you remitted the taxes to which the gross-up relates.

Except as modified hereby, your Compensation Agreement Letter remains unmodified.  Please indicate your agreement with the foregoing by signing where indicated below.

Regards,

INTERNATIONAL RECTIFIER CORPORATION

By:
Its: Assistant Secretary

Acknowledged and agreed:

Donald R. Dancer
Date: